Exhibit 10.7

EXECUTION VERSION

AMENDED AND RESTATED

TRADEMARK LICENSE AGREEMENT

AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT (the “Agreement”), made as of this 20th day of May, 2005 (the “Effective Date”) by and among Donald J. Trump, an individual with an address at 721 Fifth Avenue, New York, New York 10022 (“Trump”), Trump Entertainment Resorts Holdings, L.P., a Delaware limited partnership formerly known as Trump Hotels & Casino Resorts Holdings, L.P., with a principal place of business at 1000 Boardwalk at Virginia, Atlantic City, New Jersey 08401 (“Trump Holdings”) and, solely for purposes of Sections 5.3, 5.4, 9, 10.2.1 and 11 hereof, Trump Entertainment Resorts, Inc., a Delaware corporation formerly known as Trump Hotels & Casino Resorts, Inc., with a principal place of business at 1000 Boardwalk at Virginia, Atlantic City, New Jersey 08401 (“Company”) and the Trump Taj Mahal Associates, LLC, a New Jersey limited liability company, with a principal place of business at 1000 Boardwalk at Virginia, Atlantic City, New Jersey 08401, Trump Plaza Associates, LLC, a New Jersey limited liability company, with a principal place of business at the Boardwalk at Mississippi Avenue, Atlantic City, New Jersey 08401, Trump Marina Associates, LLC, a New Jersey limited liability company, with a principal place of business at Huron & Brigantine Blvd., Atlantic City, New Jersey 08401, and Trump Indiana, Inc., a Delaware corporation, with a principal place of business at One Buffington Harbor, Gary, Indiana 46401.

R E C I T A L S:

WHEREAS, Trump and Company entered into that certain Trademark License Agreement, dated as of June 12, 1995, as amended, relating to the Licensed Marks (the “Prior Agreement”), and that certain Trademark Security Agreement, dated as of June 12, 1995, as amended (the “Security Agreement”).

WHEREAS, on November 21, 2004, the Company and certain of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). The Debtors’ chapter 11 cases are being jointly administered under case numbers 04-46898 through 04-46925 (JHW);

WHEREAS, on April 5, 2005, by written order, the Bankruptcy Court confirmed the Debtors’ Second Amended Joint Plan of Reorganization, dated as of March 30, 2005 (the “Plan”);

WHEREAS, pursuant to the Plan, all executory contracts and unexpired leases of the Reorganized Debtors (as defined in the Plan) identified on the Contract/Lease Schedule (as defined in the Plan) were deemed to have been assumed by the applicable Reorganized Debtor(s) on the Effective Date (as defined in the Plan) in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code;

WHEREAS, the Prior Agreement and the Security Agreement were listed on the Contract/Lease Schedule and, pursuant to the Plan, were assumed by the Company on the

Effective Date (as defined in the Plan) in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code;

WHEREAS, pursuant to that certain Assignment and Assumption Agreement, dated as of May 20, 2005, Company assigned of all its rights and obligations under the Prior Agreement and the Security Agreement to Trump Holdings;

WHEREAS, Trump and Trump Holdings desire to amend and restate the Prior Agreement, as provided herein, and the Security Agreement, as provided in that certain Amended and Restated Security Agreement to be entered into by Trump and Trump Holdings on even date herewith (the “Amended Security Agreement”);

WHEREAS, by virtue of advertising, promoting, and adhering to the highest standards of service and marketing, Trump has made the names and marks “DONALD J. TRUMP,” “DONALD TRUMP,” “D. J. TRUMP” and “D. TRUMP” (collectively, the “Donald Name”), and “TRUMP” (the “Trump Name” and together with the Donald Name, the “Trump Names”) well known to the public and they enjoy among the trade and the public a superior reputation and widespread goodwill with respect to the style and quality of services and products bearing the Trump Names;

WHEREAS, Trump is the owner of all rights in the Trump Names in the United States or where Trump has registered trademarks for Casino Services and Products (as hereinafter defined) outside the United States, in each case for use in connection with Casino and Gaming Activities, and of each of the trademarks, service marks and registrations and applications listed on Schedule A annexed hereto (the Trump Names with respect to the foregoing uses, together with each of the marks, registrations and applications listed on Schedule A and, subject to Section 2.2 hereof, any derivatives thereof, shall be referred to hereinafter, collectively, as the “Licensed Marks”);

WHEREAS, the Licensed Marks are of a unique character without an equivalent substitute; and

WHEREAS, pursuant to and in accordance with the Plan and that certain Amended and Restated Investment Agreement, dated as of May 20, 2005, by and among the Company, Trump Holdings and Trump (the “Investment Agreement”), Trump has agreed to grant to Trump Holdings, and Trump Holdings desires to acquire from Trump, a perpetual, exclusive, royalty-free, worldwide license to use the Licensed Marks and Trump’s likeness in connection with Casino and Gaming Activities (as hereinafter defined), subject to the terms and conditions herein;

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amended and restate the Prior Agreement as follows:

1. Definitions.

1.1. “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

1.2. “Amended Security Agreement” shall have the meaning set forth in the Preamble.

1.3. “Casino and Gaming Activities” shall mean the business of owning, operating, managing or developing a casino or similar facility in which a principal business activity is the taking or receiving of bets or wagers upon the result of games of chance or skill, including hotel, dockside, riverboat, cruise ship, transportation, entertainment, sports, resort, bar, restaurant and retail (subject to Section 2.3 hereof) services in connection with any of the foregoing activities.

1.4. “Casino Services and Products” shall mean (i) Casino and Gaming Activities and activities, services and products conducted, provided, sold or distributed in connection therewith solely within Company Property or as set forth in Section 2.3 hereof; and (ii) advertising and promotion of the foregoing.

1.5. “Cause” shall have the meaning set forth in the Services Agreement.

1.6. “Company Property” shall mean any of (i) Trump Taj Mahal Casino Resort, (ii) Trump Plaza Hotel and Casino, (iii) Trump Marina Hotel Casino, (iv) Trump Indiana Casino Hotel, (v) Trump 29 Casino, and (vi) any casino or other gaming facility, or lodging, restaurant, entertainment or other facility for Casino and Gaming Activities at a casino or other gaming facility, in each case that Trump Holdings, Company or any of their respective Subsidiaries, owns, operates, manages or develops, it being acknowledged and agreed that, for purposes of Sections 5.3 and 5.4 hereof, any one location comprised of both (i) a casino or other gaming facility and (ii) a restaurant, entertainment or other facility for Casino and Gaming Activities at a casino or gaming facility, will be considered one Company Property.

1.7. “Compensation” shall have the meaning set forth in the Services Agreement.

1.8. “Conversion Date” shall have the meaning set forth in Section 5.2.

1.9. “Domain Names” shall mean the Internet domain names (or similar or successor address system) containing the Licensed Marks which promote Casino and Gaming Activities.

1.10. “EBITDA” shall mean, with respect to an applicable Company Property, for an applicable period, an amount equal to the sum of (i) the net income (or loss) of the Company and its consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles, consistently applied, excluding any extraordinary, unusual or non-recurring gains or losses, plus (ii) all amounts deducted in computing such net income (or loss) in respect of interest (including the imputed interest portions of rentals under capitalized leases), depreciation, amortization and taxes based upon or measured by income, plus (iii) other non-cash charges arising from market value adjustments and adjustments pertaining to contributions of deposits in each case in respect of CRDA Bonds.

1.11. “Effective Date” shall have the meaning set forth in the Preamble.

1.12. “Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, real estate investment trust, association or other entity.

1.13. “Existing Agreements” shall have the meaning set forth in Section 2.3.

1.14. “Good Reason” shall have the meaning set forth in the Services Agreement.

1.15. “Investment Agreement” shall have the meaning set forth in the Preamble.

1.16. “License” shall have the meaning set forth in Section 2.1.

1.17. “Licensed Marks” shall have the meaning set forth in the Preamble.

1.18. “Nonconforming Activities” shall have the meaning set forth in Section 4.2.

1.19. “Permanent Disability” shall have the meaning set forth in the Services Agreement.

1.20. “Permitted Transferee” shall mean (i) the spouse and descendants of Trump (including any related trusts controlled by, and established and maintained for the sole benefit of, Trump or such spouse or descendants), (ii) the estate of any of the foregoing, and (iii) any Entity of which Trump has a majority ownership interest.

1.21. “Person” shall mean any natural person or Entity.

1.22. “Prior Agreement” shall have the meaning set forth in the Preamble.

1.23. “Royalty License” shall have the meaning set forth in Section 5.1.

1.24. “Royalty Option” shall have the meaning set forth in Section 5.1.

1.25. “Security Agreement” shall have the meaning set forth in the Preamble.

1.26. “Special Committee” shall mean the committee of the Company’s Board of Directors composed of two or more directors, none of whom is an officer or employee of Company, Trump Holdings or any of their respective Affiliates, or an Affiliate of Trump or any of his Affiliates; provided, however, that a Person shall not be deemed to be such an Affiliate for purposes of this sentence solely by reason of being a member of the Company’s Board of Directors or that of any of its Subsidiaries.

1.27. “Services Agreement” shall mean that certain Services Agreement, dated as of the date hereof, as amended from time to time, entered into by and among Trump, Company and Trump Holdings.

1.28. “Subsidiary” of any Person means (i) a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest, or (iii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and has a majority ownership interest.

1.29. “Termination Event” shall have the meaning set forth in Section 5.1 hereof.

1.30. “Trump Names” shall have the meaning set forth in the Preamble.

2. License.

2.1. License to Trump Holdings. Subject to the terms and conditions hereof, Trump hereby grants to Trump Holdings, and Trump Holdings hereby accepts, upon the terms and conditions set forth herein, a perpetual, exclusive (including as to Trump), royalty-free, worldwide right and license, with the right of sublicense only as provided in Section 10.2 hereof:

2.1.1 to use the Licensed Marks solely in connection with Casino Services and Products.

2.1.2 to use Trump’s likeness solely in connection with Casino Services and Products.

2.1.3 to use the Licensed Marks as Domain Names, provided that any Domain Name is used only as a URL for a website maintained by Trump Holdings or Company solely for the purposes of advertising and/or offering Casino Services and Products; provided, however, that the license grant does not include the right to use the Licensed Marks or Trump’s likeness in connection with online or Internet gaming or any form of electronic gaming activities, which activities are expressly prohibited under this Agreement (hereinafter referred to, collectively, as the “License”). Notwithstanding the foregoing, Trump and Trump Holdings agree to negotiate in good faith an agreement pursuant to which Trump shall grant to Trump Holdings the right to use the Licensed Marks in connection with online or Internet gaming activities; provided, however, that if the parties are unable to reach such agreement, neither Trump nor Trump Holdings may use the Licensed Marks and/or Trump’s likeness in connection with such activities. Nothing contained herein shall preclude Trump from entering into negotiations with third parties for the use of the Trump Names and/or Trump’s likeness in connection with online or Internet gaming activities, provided that Trump shall not enter into an agreement with any such third party in connection with such activities unless he shall have first presented such third-party’s final offer to Trump Holdings and Trump Holdings shall have failed to (i) offer the identical terms to Trump within ten (10) days after receipt of such final offer and (ii) enter into a written agreement with Trump upon such terms within thirty (30) days after receipt of such final offer.

2.2. Rights Retained by or Granted to Trump.

2.2.1 Nothing contained in this Agreement shall restrict or restrain Trump from using, registering, further licensing or otherwise exploiting (i) the Trump Names and/or his likeness in connection with services, products and activities other than Casino Services and Products, including in connection with board games and similar games for consumer use such as chess, checkers, backgammon, darts, cards, billiards, dominoes, tic tac toe, poker, Chinese checkers, cribbage, dice and marbles and (ii) marks other than the Licensed Marks, as well as terms included in the Licensed Marks that merely describe a type of product or service (i.e., hotel and marina), for any purpose. For the avoidance of doubt and by way of example only, Trump shall have the right to use, register, license or otherwise exploit the Trump Names and/or Trump’s likeness anywhere in the world, including, without limitation, in connection with hotel, dockside, riverboat, cruise ship, transportation, entertainment, sports, resort, bar, restaurant and retail store activities and services and merchandise provided or sold in connection therewith, to the extent not provided or sold in connection with any Casino and Gaming Activities. Without limiting the foregoing, Trump hereby acknowledges and agrees that such uses shall conform in all material respects to the standards of quality in existence prior to the Effective Date.

2.2.2 Trump Holdings hereby agrees that, any provision contained herein to the contrary notwithstanding, Trump may use the Licensed Marks and/or his likeness in connection with Internet websites maintained by Trump or his Affiliates, including providing a link to those of Trump Holdings’, Company’s or their respective Subsidiaries’ Internet websites operated under or in connection with the Licensed Marks, provided that (i) any such use is of a quality consistent with uses made by Trump or his Affiliates of the Licensed Marks or Trump’s likeness prior to the Effective Date and (ii) no such use disparages or otherwise suggests a negative opinion of any Company Property. If Trump Holdings reasonably determines that any website use by Trump or his Affiliates has violated the foregoing, it shall so advise Trump in a written notice indicating with reasonable specificity the basis of such determination, and Trump shall cease the violating use within five (5) business days after receipt of such notice.

2.2.3 Trump hereby acknowledges and agrees that his uses of the Licensed Marks, marks constituting the Licensed Marks and/or Trump’s likeness hereunder shall be conducted in a manner consistent with or exceeding the high reputation and importance of the Licensed Marks as of the Effective Date.

2.3. Use of the Licensed Marks in Connection with Retail Services.

2.3.1 Subject to agreements in existence as of the Effective Date to which Trump is a party relating to the Licensed Marks and/or Trump’s likeness (the “Existing Agreements”), Trump Holdings may use the Licensed Marks in connection with the operation of not more than five (5) retail stores owned by Trump Holdings; provided, however, that: (i) no such store, at the time initially opened for business, shall be located within a ten (10)-mile radius of any retail establishment other than Company Properties offering products bearing any Licensed Marks and/or Trump’s likeness; (ii) Trump Holdings shall not use the Trump Name apart from the Licensed Marks in connection with any such store (i.e., Trump Holdings may use Trump Taj Mahal or Taj Mahal, but not Trump); and (iii) no such store shall compete or conflict with the Existing Agreements. Notwithstanding clause (i) above, Trump Holdings may use the Licensed Marks in connection with the ownership and operation of retail stores located in airports within any distance from establishments offering products bearing any Licensed Marks and/or Trump’s likeness. All stores established pursuant to this Section 2.3 may only sell and offer for sale the products set forth on Schedule B hereof, which Schedule may be amended from time to time by mutual written agreement of Trump Holdings and Trump. Nothing contained in this Section 2.3 shall prevent Trump Holdings from operating any number of retail stores on Company Property.

3. Representations and Warranties.

3.1. Representations and Warranties of Trump. Trump hereby represents and warrants that:

3.1.1 Trump is authorized to enter into this Agreement, and his entry into this Agreement is not and would not, with the passage of time, be in material breach or violation of any governmental order or law or the contractual rights of any third party (by contract or otherwise);

3.1.2 The Licensed Marks constitute all of the trademarks, service marks and trade names currently owned or used by Trump or any Entity owned or controlled by Trump in connection with any Casino Services and Products which consist of or incorporate the Trump Names;

3.1.3 Trump is the owner of the Licensed Marks in the United States or where Trump has registered trademarks for Casino Services and Products outside the United States, and his rights therein are, free and clear of all liens and encumbrances and licenses to third parties (other than (i) the licenses granted pursuant to that certain Trademark Sublicense and Consent, by and among Trump, Company and Trump Holdings, dated as of July 24, 2003, in connection with that certain Bankcard Joint Marketing Agreement, by and among Trump Taj Mahal Associates and Bank One, dated as of July 24, 2003; and (ii) the security interest granted by Trump in favor of Trump Holdings pursuant to the Amended Security Agreement, including without limitation any claims arising under “community property” or similar laws;

3.1.4 To the best of Trump’s knowledge, there is no material claim, suit, action or proceeding pending or threatened against Trump or any Entity owned or controlled by Trump with respect to the validity of any of the Licensed Marks, Trump’s ownership of any of the Licensed Marks, the infringement of any of the Licensed Marks by any third party or the infringement of the rights of any third party arising out of the use of any of the Licensed Marks;

3.1.5 The Licensed Marks are valid and enforceable in the United States and, to the best of Trump’s knowledge, the Licensed Marks are valid and enforceable elsewhere in the world;

3.1.6 To the best of Trump’s knowledge, no third party owns or has asserted any rights in the Licensed Marks and, to the best of Trump’s knowledge, the Licensed Marks do not infringe any rights of any third party; and

3.1.7 To the best of Trump’s knowledge, all renewal and other maintenance fees for registrations of any of the Licensed Marks or applications therefor which have fallen due on or prior to the Effective Date have been paid.

3.2. Representations and Warranties of Trump Holdings. Trump Holdings represents and warrants that it is duly formed and validly existing under the laws of Delaware, that it is authorized to enter into this Agreement, and that its entry into this Agreement is not and would not, with the passage of time, be in breach or violation of any governmental order or law or the rights of any third party (by contract or otherwise).

4. Quality Control.

4.1. Review. In order to maintain the validity of the Licensed Marks and to protect the goodwill and integrity associated with the Licensed Marks and Trump’s likeness, Trump shall have the right to exercise quality control over the use of the Licensed Marks and Trump’s likeness in accordance with the following:

4.1.1 Trump Holdings shall not be required to submit samples for uses of the Licensed Marks and Trump’s likeness by Trump Holdings and its sublicensees made prior to the Effective Date, provided the level of quality is consistent with such prior uses (collectively, the “Prior Uses”).

4.1.2 Trump Holdings shall not be required to submit samples for uses of the Licensed Marks and Trump’s likeness by Trump Holdings and its sublicensees if such uses are substantially similar in type and quality to the Prior Uses.

4.1.3 Uses of the Licensed Marks by Trump Holdings and its sublicensees that are not substantially similar to the Prior Uses, as well as any and all new uses of Trump’s likeness, shall be at a level consistent with the standards of quality associated with the Licensed Marks and Trump’s likeness as used by Trump Holdings and its sublicensees. In adhering to these standards, Trump Holdings shall be guided by the standards of quality established for the Licensed Marks and Trump’s likeness as of the Effective Date. Upon Trump’s request, Trump Holdings shall submit for Trump’s prior approval, representative samples of proposed uses (other than Prior Uses) of the Licensed Marks by Trump Holdings and its sublicensees; provided, however, that Trump Holdings shall submit for Trump’s prior approval samples of all proposed uses of Trump’s likeness (other than Prior Uses). Trump may reject any sample if Trump reasonably believes the use thereof will harm the validity, goodwill and/or integrity of the Licensed Marks and/or Trump’s likeness. Trump shall advise Trump Holdings in writing of his approval or rejection of each such sample, stating with reasonable specificity any objections thereto, and Trump Holdings shall refrain, and cause its sublicensees to refrain, from any rejected use until Trump’s objections have been satisfied. If Trump does not send such notice within ten (10) business days following receipt of such sample, the sample shall be deemed approved. If Trump rejects a sample, Trump Holdings may modify such sample to address Trump’s written objections and, if addressed to Trump’s reasonable satisfaction, Trump shall approve the sample.

4.1.4 The parties acknowledge that due to the nature of the Casino Services and Products, any inspection of such services and products and of Trump Holdings’ and/or its sublicensees’ premises where activities relating to the Licensed Marks are conducted, such as is necessary for Trump to monitor Trump Holdings’ and its sublicensees’ compliance with the quality standards, may in certain circumstances be conducted in publicly accessible facilities and that Trump and/or his representative(s) shall be free to inspect such publicly accessible facilities or publicly available products and materials; provided, however, that Trump and/or his representative(s) shall do so in a discrete manner without materially disrupting or interfering with the normal operations of such facilities.

4.2. Misuse; Cure Provision; Termination.

4.2.1 All uses of the Licensed Marks and Trump’s likeness shall be at levels consistent with or exceeding the standards of quality associated with them as of the Effective Date or as otherwise approved by Trump in accordance with Section 4.1.3 hereof. In the event that Trump, upon review of samples submitted by Trump Holdings or inspection of the premises of Trump Holdings or its sublicensees pursuant to Section 4.1 hereof, in his reasonable business judgment, believes that Trump Holdings or its sublicensees, in their conduct of activities under the Licensed Marks, have failed to meet such quality standards, Trump shall provide Trump Holdings with written notice thereof. Such notice shall specify the activities that fail to comply with such standards (the “Nonconforming Activities”) and the manner in which such Nonconforming Activities fail to meet such standards. Trump Holdings shall cooperate with Trump to correct or cure such non-compliance within sixty (60) days from the date of Trump’s notice thereof. If after sixty (60) days from the date of notice by Trump to Trump Holdings, Trump Holdings shall have failed to correct (or to have caused its sublicensees to correct) such Nonconforming Activities, Trump’s sole and exclusive remedy shall be to maintain an action in the district court for the Southern District of New York or state court located in New York City for declaratory judgment and/or injunctive relief seeking to compel Trump Holdings to comply (or to cause its sublicensees to comply) with the quality control standards, and any such remedy shall be limited to the Licensed Marks that are the subject of the Nonconforming Activities. Trump shall not have the right to terminate this Agreement for any breach or alleged breach of the quality control standards, unless a court determines that Trump Holdings has failed to comply with a court order or injunction respecting quality standards obtained by Trump in a proceeding brought by Trump pursuant to this Section 4.2. Trump Holdings shall pay all costs and expenses incurred by Trump in maintaining an action pursuant to this Section 4.2 in the event a court determines that Trump Holdings and/or its sublicensees engaged in Nonconforming Activities and failed to correct such Nonconforming Activities within sixty (60) days from the date of notice thereof. Trump shall pay all costs and expenses incurred by Trump Holdings in the event a court determines that neither Trump Holdings nor its sublicensees engaged in Nonconforming Activities.

5. Conversion to Royalty-Bearing License.

5.1. Royalty License. In the event that: (a) the Services Agreement is terminated (i) by Company and/or Trump Holdings other than for Cause, or (ii) by Trump for Good Reason, or (b) Company and Trump Holdings are not offering terms to Trump pursuant to a services agreement at least as favorable to Trump as the Services Agreement (in either case other than as a result of Trump’s death or Permanent Disability) ((a) and (b) together, a “Termination Event”), then either of the following shall occur:

5.1.1 At the sole option of Trump Holdings (the “Royalty Option”), the License granted pursuant to Section 2.1 hereof shall convert to a royalty-bearing license as described in Sections 5.2, 5.3 and 5.4 hereof (the “Royalty License”); or

5.1.2 If Trump Holdings does not exercise the Royalty Option within fifteen (15) days after the occurrence of a Termination Event, this Agreement shall automatically terminate.

If there has occurred a termination of the Services Agreement (or Company and Trump Holdings are not offering terms to Trump pursuant to a services agreement at least as favorable to Trump as the Services Agreement) and the circumstances giving rise to such termination were caused by (i) Company and Trump Holdings terminating the Services Agreement for Cause, (ii) Trump terminating the Services Agreement other than for Good Reason, or (iii) Trump’s death or Permanent Disability, then no such royalty (or any other royalty) shall be payable to Trump pursuant to the Royalty License (i.e., such license shall be royalty-free).

5.2. Term. The term of the Royalty License pursuant to Section 5.1 shall be ten (10) years from the date of occurrence of a Termination Event (the “Conversion Date”).

5.3. Annual Royalty. Subject to the final paragraph of Section 5.1, for each Company Property that uses any Licensed Mark and/or Trump’s likeness in connection with a Company Property, including Casino Services and Products provided for or offered in connection with the Company Property (regardless of the number of Licensed Marks used, or the number of uses of Trump’s likeness made, by such Company Property), Company, Trump Holdings, such Company Property, and their respective Subsidiaries shall be jointly and severally obligated to pay to Trump, a royalty in the annual amount of: (i) $500,000 for each such Company Property that has an annual EBIDTA of at least $25 million; or (ii) $100,000 for each such Company Property that has an annual EBITDA less than $25 million; provided, however, that the aggregate royalties payable under the Royalty License with respect to all Company Properties shall in no event exceed $5 million per annum. All royalties payable under the Royalty License shall be paid quarterly in arrears, beginning on the Conversion Date. The first quarterly royalty payment hereunder shall be due and payable within thirty (30) days after the end of the quarter in which the Conversion Date occurs. The annual EBITDA shall be calculated quarterly based upon the EBITDA for the four (4) full quarters immediately preceding each payment date; provided, however, within thirty (30) days after each annual period, the EBITDA for such annual period shall be calculated and (a) if the EBITDA for any Company Property for which a $500,000 royalty was paid actually was less than $25 million, Trump shall refund $400,000 of such paid royalty to Trump Holdings, and (b) if the EBITDA for any Company Property for which a $100,000 royalty was paid actually was equal to or exceed $25 million, Trump Holdings shall pay an additional $400,000 to Trump. The royalty payment for the period (the “Initial Period”) from the Conversion Date to the end of the quarter in which the Conversion Date occurs shall be prorated based on the actual number days in the Initial Period. The royalty payments for the annual period beginning on the Conversion Date shall also be prorated based on the actual number of days in the period from the Conversion Date through the end of the first annual period. In the event that the Services Agreement shall have been terminated for any reason, the royalties payable to Trump hereunder for any such quarterly period following the Conversion Date shall be reduced by an amount equal to the amount of any Compensation payable for such period that shall have been actually paid to and received by Trump pursuant to Section 2.2(c) of the Services Agreement. If such Compensation exceeds the amount of royalties payable hereunder, the excess amount shall be credited to future royalty obligations hereunder. Without limiting or waiving any other rights of Trump hereunder, any payments that are not paid within thirty (30) days of such payment date shall bear interest from the end of such thirty-day period at the rate of ten (10%) percent per annum. If any Company Property ceases to use any Licensed Mark or Trump’s likeness in connection with such Company Property and all Casino Services and Products provided therein, then Trump shall receive a pro-rata royalty during any such 12-month period in which such Company Property used any Licensed Mark or Trump likeness.

5.4. Audit Rights. Company, Trump Holdings and their Subsidiaries shall maintain accurate records in sufficient detail to enable Trump to verify annual EBITDA of each Company Property in order to calculate royalties accrued under the Royalty License. Each of Company and Trump Holdings hereby grants Trump the right, two times per year during the term of this Agreement and for two (2) years after expiration or termination, to examine, audit and copy such records and books of account, either directly or through his representatives, upon reasonable written notice and during Company’s or Trump Holdings’ regular business hours. If any such inspection reveals, in Trump’s reasonable good faith judgment, any alleged underpayment of royalties, then Trump shall notify Company and Trump Holdings (such notice shall set forth, in reasonable detail, the calculation of such alleged underpayment of royalties and the total amount of such underpayment) and Company, Trump Holdings, and the Company Property whose use of the Licensed Marks or Trump likeness is the subject of such underpayment shall use their best efforts to resolve any such dispute with Trump. If such dispute is not resolved within fifteen (15) days after receipt of notice of such underpayment, the dispute shall be submitted to a neutral independent auditor acceptable to both parties (the “Independent Auditor”) for resolution. The Independent Auditor shall determine (and written notice shall be given to the Company, Trump Holdings and Trump) as promptly as practicable, but in any event within thirty (30) days of the date of which such dispute is referred to the Independent Auditor: (i) whether the amounts of EBITDA were prepared in accordance with the definition hereof and (ii) only with respect to the disputed items submitted to the Independent Auditor, whether and to what extent (if any) any amount of royalties payable hereunder require adjustment. The determination of the Independent Auditor shall be final, conclusive and binding on the parties, and Trump shall have the right to make and retain copies of any reports or other materials reviewed by the Independent Auditor in connection with the dispute. If any underpayment of royalties is finally determined by the Independent Auditor to be owed to Trump, then Company, Trump Holdings, any Company Property whose use of the Licensed Marks and/or Trump likeness is the subject of such underpayment, and their respective Subsidiaries shall within five (5) days after receipt of notice from the Independent Auditor that such underpayment is in fact due remit to Trump, and each shall be jointly and severally obligated to remit to Trump, the amount of such underpayment. In addition, if the amount of such underpayment of royalties is determined by the Independent Auditor to exceed five (5%) percent, then Company, Trump Holdings, such Company Property, and their respective Subsidiaries shall (i) reimburse Trump for the full cost and expense of the Independent Auditor and the inspection and (ii) pay interest on amount of such underpayment at the rate of ten (10%) per annum.

6. Duties and Covenants of Parties.

6.1. Duties and Covenants of Trump Holdings. Trump Holdings shall assume and fulfill the following obligations:

6.1.1 Trump Holdings agrees that all uses, including display, advertising and/or promotional activities relating to and/or incorporating the Licensed Marks and/or Trump’s likeness by Trump Holdings and its sublicensees shall in all respects, including as to theme, media, content, standards and policies, be conducted in a dignified manner consistent with or exceeding the high reputation and importance of the Licensed Marks and his likeness as in existence as of the Effective Date.

6.1.2 Trump Holdings shall, at its own cost and expense, procure and maintain with respect to any and all of the Licensed Marks and Trump Holdings’ and its sublicensees’ use thereof, and provide Trump with certificates of insurance delivered to 725 Fifth Avenue, 26th floor, New York, New York 10022 evidencing as a minimum the following coverage:

I.	Comprehensive General Liability Insurance, written on an occurrence basis, with limits of $1 million per occurrence and $2 million general aggregate, excluding umbrella coverage, for claims against bodily injury and property damage including loss or damage by terrorist acts. Such coverage shall include products liability and completed operations, broad form contractual (written and oral), personal injury and advertising liability, and extending the definition of bodily injury to include humiliation and harassment.

II.	Worker’s Compensation Insurance subject to the statutory limits and employer’s liability insurance with a limit of at least $500,000 per accident and per disease per employee. Professional Liability Insurance with limits of $10 million for each occurrence and $10 million general aggregate.

III.	Umbrella Liability Insurance in addition to primary coverage in an amount not less than $50 million per occurrence and $50 million aggregate on terms consistent with the Comprehensive General Liability Insurance required hereof under subsection (I) above.

IV.	All policies of insurance procured by Trump Holdings shall be issued by insurance carriers with a financial strength and claims paying ability rating of at least “A- : X” from A.M. Best Company.

V.	All policies procured by Trump Holdings shall name each of the Additional Insureds (as defined below) as additional insureds and shall be entitled to recover for any loss or damage occasioned to it, its agents, employees and contractors by reason of negligence. The term “Additional Insureds” shall mean Donald J. Trump and all other Trump Names and any designees of Donald J. Trump, The Trump Organization and each of their respective officers, agents, directors, employees, servants, partners and members. Additionally, all policies shall contain a waiver of subrogation against Trump and the Additional Insureds.

VI.	All policies of insurance must remain in force and may not be cancelled for non-payment of premium or allowed to lapse except after thirty days’ prior notice from the insurance company to Trump Holdings and consequently replaced without any lapses in coverage, with the required minimum insurance coverage as required hereof in this Section of the Agreement. Trump Holdings shall be solely responsible for the payment of all premiums and Trump shall have no obligations for the payment thereof notwithstanding that Trump is named as an additional insured.

6.1.3 Trump Holdings shall not violate in any material respect any applicable laws, regulations, orders, and other governmental and regulatory requirements relating to the advertising, promotion, and operation of Trump Holdings.

6.1.4 Trump Holdings agrees, upon the reasonable written request of Trump and at Trump’s sole expense, to execute additional documents or instruments deemed necessary or appropriate, in the reasonable judgment of Trump, to confirm the License and Royalty License contemplated herein or record this Agreement.

6.1.5 Trump Holdings shall not, subject to the terms of the Amended Security Agreement (i) challenge Trump’s present and/or future use of the Licensed Marks to the extent such use is made pursuant to rights expressly retained by Trump hereunder, except as provided hereunder; (ii) contest the fact that Trump Holdings’ rights under this Agreement are solely those of a licensee and will terminate as provided herein; (iii) represent in any manner that it has any title or right to the ownership, registration, and/or use of the Licensed Marks or Trump’s likeness, in any manner, except as set forth in this Agreement; (iv) challenge the License and Royalty License (if applicable) granted hereunder or the legality of the terms hereof; (v) challenge Trump’s ownership of the Licensed Marks; or (vi) engage in any activity which could reasonably, in Trump

Holdings’ reasonable business judgment, be expected to harm the reputation of the Licensed Marks.

6.1.6 Trump Holdings acknowledges and agrees that nothing contained in this Agreement and/or anything contemplated hereunder shall be construed to confer upon Trump Holdings any right to have the Licensed Marks registered in the name of Trump Holdings, unless authorized by Trump, which authorization shall be deemed granted if, with respect to any country in which Trump Holdings has requested Trump to register any of the Licensed Marks other than the Trump Names pursuant to Section 6.2.3 hereof (assuming compliance by Trump Holdings with the terms of Section 6.2.3), Trump fails to take such actions as are necessary to apply for registration within thirty (30) days from Trump Holdings’ written request that Trump obtain registration of such Licensed Mark. Trump Holdings further acknowledges and agrees that nothing contained herein shall be construed to vest in Trump Holdings any right of ownership in or to the Licensed Marks, and other than as provided herein or in the Amended Security Agreement, Trump Holdings shall not, directly or indirectly, register or cause to be registered in any country or governmental subdivision, any trademark, service mark or trade name consisting of, related to, and/or constituting a colorable imitation of the Licensed Marks. Notwithstanding the foregoing, Trump Holdings may, at its sole expense and upon written notice to Trump within sixty (60) days thereafter, register any Domain Name as an Internet domain name (or similar or successor address), but not as a trademark or service mark. Upon termination or expiration of this Agreement, Trump Holdings hereby agrees to allow any such registration for the Domain Name to lapse or, at the request of Trump, to cancel or assign to Trump any such registration without payment.

6.1.7 Trump Holdings agrees and undertakes to use the Licensed Marks only in accordance with all requirements of all governmental authorities, foreign or domestic, having jurisdiction over Trump Holdings or the use by Trump Holdings of the Licensed Marks.

6.1.8 Trump Holdings agrees that, in using the Licensed Marks, it will (if Trump shall request) add the designation ®, “SM”, or “TM”, or other registration or trademark or service mark notice, and (if Trump shall reasonably request in conformance with industry practice) a statement that the Licensed Marks are trademarks or service marks of Trump licensed by Trump for use by Trump Holdings.

6.2. Duties and Covenants of Trump.

6.2.1 Trump agrees that he: (i) shall not challenge the License and Royalty License (if applicable) granted hereunder or the legality of the terms hereof and (ii) shall not violate in any material respect any applicable laws, regulations, orders, and other governmental and regulatory requirements relating to the advertising, promotion, and operation of Trump Holdings.

6.2.2 Trump agrees, upon the reasonable written request of Trump Holdings and at Trump Holding’s sole expense, to execute additional documents or instruments deemed necessary or appropriate, in the reasonable judgment of Trump Holdings, to confirm the License and Royalty License contemplated herein or record this Agreement.

6.2.3 Trump hereby agrees, upon the reasonable, written request of Trump Holdings and at Trump Holdings’ sole expense, to promptly execute all documents or instruments deemed reasonably necessary by Trump Holdings to permit Trump Holdings to (i) secure registrations (and all renewals thereof) and applications for registration of the Licensed Marks (other than the Trump Names) in Trump’s name and (ii) file applications for registration of the Licensed Marks (other than the Trump Names) in Trump’s name anywhere in the world, and Trump Holdings shall have the right to secure and maintain such applications or registrations or file such applications in Trump’s name anywhere in the world at Trump Holdings’ expense; provided that Trump Holdings, in the prosecution of such applications or registrations, shall not agree to any disclaimer of the Trump Names or other limitation with respect to the Licensed Marks nor shall Trump Holdings enter into any agreement regarding the Licensed Marks (other than the Trump Names) without Trump’s prior written consent, which consent shall not be unreasonably withheld or delayed. Trump Holdings shall provide copies of all such filings and related documents to Trump.

6.2.4 Except as otherwise set forth in this Agreement, as of the Effective Date, Trump shall immediately cease use of the Licensed Marks and all use of his likeness in connection with any and all Casino Services and Products, other than (i) in connection with his service to, or other retention with, Trump Holdings, Company and/or their respective Subsidiaries or (ii) uses of his likeness for purposes other than the advertising or other promotion of Casino Services and Products. Trump agrees not to interfere with Trump Holdings’ use of the Licensed Marks and/or Trump’s likeness in accordance with the terms of this Agreement.

7. Protection of Licensed Marks.

7.1. Notification of Unauthorized Use of Licensed Marks. In the event that Trump Holdings shall become aware of any unauthorized use or infringement of any of the Licensed Marks or Trump’s likeness by any third party or any act of unfair competition by any third party relating to any of the Licensed Marks or Trump’ likeness, Trump Holdings shall promptly notify Trump of such unauthorized use, act of unfair competition or infringement. In the event that Trump shall become aware of any unauthorized use or infringement of any of the Licensed Marks or Trump’s likeness by any third party or any act of unfair competition by any third party relating to any of the Licensed Marks or Trump’s likeness, Trump shall promptly notify Trump Holdings of such unauthorized use, act of unfair competition or infringement.

7.2. Suits Related to Licensed Marks.

7.2.1 Trump Holdings, at its sole cost and expense, may institute and prosecute infringement actions or similar proceedings with respect to the unauthorized use or infringement of any of the Licensed Marks or Trump’s likeness by any third party or any act of unfair competition by any third party relating to any of the Licensed Marks or Trump’s likeness. In such event, Trump shall fully cooperate with Trump Holdings, at Trump Holdings’ sole cost and expense, in the prosecution of such actions and shall, if requested by Trump Holdings, and at Trump Holdings’ sole cost and expense, join with Trump Holdings as a party to any action brought by Trump Holdings for such purpose. Any recovery as a result of any such infringement or other action instituted by Trump Holdings with respect to the unauthorized use or infringement of any of the Licensed Marks or Trump’s likeness by any third party or any act of unfair competition by any third party relating to any of the Licensed Marks or Trump’s likeness, shall belong solely to Trump Holdings, except that Trump shall have the right to recover from such third party losses and damages suffered as a direct consequence of such infringement or other action. Should Trump Holdings fail to take action within ninety (90) days of receiving notice thereof (or otherwise notifies Trump of its intent not to take action), Trump may, at Trump’s expense, bring such action or proceeding and shall be entitled to any recovery therefrom.

7.2.2 In the event of the institution of any infringement action by a third party against Trump Holdings or any of its sublicensees for use of any of the Licensed Marks or Trump’s likeness in accordance with the provisions of this Agreement, Trump Holdings shall promptly notify Trump of such action in writing. Trump shall cooperate in such defense as reasonably requested by Trump Holdings, at Trump Holdings’ expense. Any settlement of such suit shall be subject to Trump’s approval, such approval not unreasonably to be withheld. If within such time as the situation may allow, Trump Holdings shall request Trump to consent to the proposed settlement, and Trump shall neglect or decline to do so, Trump shall, at Trump Holdings’ sole option and upon notice by Trump Holdings, immediately undertake to continue the defense at his sole expense. In the event Trump fails so to assume the defense, if so requested, Trump Holdings shall have the right to settle such matter upon terms Trump Holdings reasonably believes advisable or in Trump Holdings’ reasonable business discretion to continue the defense thereof.

7.3. Trump’s Duty to Indemnify Trump Holdings.

7.3.1 Trump hereby agrees to indemnify Trump Holdings and its Affiliates and their respective officers, agents and employees, and to hold each of them harmless from and against any damages, liability, cost, claim, fee, obligation or expense, including reasonable attorneys’ fees and expenses incurred in defense of any of the foregoing (“Losses”), in connection with any claim that the use by Trump Holdings of the Licensed Marks and/or Trump’s likeness in accordance with the terms of this Agreement infringes the intellectual property rights of any third party, provided, however, that the obligation to indemnify and hold harmless hereunder shall not include any Losses suffered by Trump Holdings arising out of the negligence, bad faith or willful misconduct of Trump Holdings.

7.3.2 Trump shall indemnify, defend, and hold Trump Holdings, its Affiliates and their respective officers, directors and employees harmless from and against any Losses arising out of Trump’s breach of any representation, warranty, obligation, covenant or other provision of this Agreement.

7.4. Trump Holdings’ Duty to Indemnify Trump.

7.4.1 Trump Holdings hereby agrees to indemnify and hold Trump, his Affiliates and their respective officers, agents and employees, and to hold each of them harmless from and against any Losses arising out of or in connection with any Nonconforming Activities or use of the Licensed Marks and/or Trump’s likeness, or any activities relating to use of the Licensed Marks and/or Trump’s likeness and/or conducted on Company Property bearing the Trump Name or other Licensed Mark; provided, however, that the obligation to indemnify and hold harmless hereunder shall not include any Losses suffered by Trump arising out of the negligence, bad faith or willful misconduct of Trump.

7.4.2 Trump Holdings shall indemnify, defend and hold harmless Trump, his Affiliates and their respective officers, and directors and employees from and against any and all Losses arising out of Trump Holdings’ breach of any representation, warranty, obligation, covenant or other provision of this Agreement.

8. Termination

8.1. Termination. Except as set forth in Sections 4.2 and 5.1 hereof, Trump may not terminate this Agreement except with Trump Holdings’ prior written consent. Trump Holdings may terminate this Agreement if Trump commits a material breach of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice thereof.

8.2. Rights Upon Termination. Upon the termination of this Agreement in accordance herewith, neither Trump Holdings nor its Subsidiaries, sublicensees, successors or assigns shall have any right to exploit or in any way use the Licensed Marks or Trump’s likeness. Within six (6) months after any such termination, Trump Holdings shall discontinue, and shall cause its sublicensees to discontinue, all use of the Licensed Marks (and any variation or simulation thereof, and any mark or marks confusingly similar thereto) and Trump’s likeness. Notwithstanding the foregoing, if termination shall be due to the occurrence of a Termination Event and failure of Trump Holdings to exercise the Royalty Option as provided in Section 5.1 hereof, Trump Holdings and its sublicensees shall discontinue all use of the Licensed Marks and Trump’s likeness within sixty (60) days after termination; provided, however, that if discontinuing any specific use of the Licensed Marks requires construction or other significant structural alteration (e.g., removal of Licensed Marks from building facing) and such alteration cannot be completed within such sixty (60)-day period, Trump Holdings and its sublicensees shall discontinue such use as soon as reasonably possible but in no event later than one hundred twenty (120) days after termination. Trump Holdings and its sublicensees thereafter shall have no right to make any use whatsoever of the Licensed Marks and/or Trump’s likeness, including the Domain Names.

9. Survival of Certain Terms Upon Termination. Notwithstanding the termination of this Agreement, Trump Holdings, until such time as it and its sublicensees discontinue all use of the Licensed Marks, and Trump, until such time as Trump Holdings and its sublicensees shall, pursuant to the terms hereof, be required to discontinue all use of the Licensed Marks, shall be obligated to comply with the provisions of Sections 4.1, 4.2, 5.3, 5.4, 6 and 7.1 hereof, applicable to the parties, respectively. The termination of this Agreement for any reason whatsoever shall not relieve (i) Company or Trump Holdings, as applicable, of any of its rights or obligations pursuant to Sections 3.2, 5.3, 5.4, 6.1.2, 7.4, 8, and 9 hereof; (ii) Trump of any of his rights or obligations pursuant to Sections 3.1, 7.3, and 9 hereof; and (iii) any party of its respective obligations, if any, arising prior to the termination of this Agreement or during the time periods described in Section 8.2 hereof. For the avoidance of doubt, Trump Holdings, Company, the applicable Company Property, and their respective Subsidiaries shall continue to be jointly and severally obligated to make royalty payments to Trump as described in Section 5.3 hereof for use of the Licensed Marks and/or Trump’s likeness after termination of the Royalty License.

10. Assignments and Sublicenses.

10.1. Assignment by Trump. Trump may not assign any of his rights or obligations under this Agreement or in and to the Licensed Marks without the prior written consent of the Special Committee; provided, however, that nothing herein shall prohibit Trump from: (i) assigning his rights and obligations under this Agreement or the Licensed Marks to a Permitted Transferee who agrees to be bound by the terms and conditions herein; or (ii) assigning his right to receive royalty payments under Sections 5.3 and 5.4 hereof to any third party.

10.2. Assignment and Sublicense Trump Holdings. Except as otherwise provided in any agreement or instrument to which Trump and Trump Holdings are parties, without the prior written consent of Trump, in his sole and absolute discretion, Trump Holdings may not assign, sublicense or pledge any of its rights under this Agreement, except:

10.2.1 Trump Holdings may, in its sole discretion, sublicense its rights relating to the Licensed Marks under this Agreement to: (i) Company and/or any Subsidiary of Trump Holdings and (ii) Persons providing Casino Services and Products on Company Property, provided in each case that such sublicensee agrees in writing to be bound by all of the terms and conditions of this Agreement, with said sublicense terminating if and when such sublicensee no longer qualifies for a sublicense under this Section; or

10.2.2 Trump Holdings may assign its rights under this Agreement to a successor to all or substantially all of its business which agrees in writing to be bound by all of the terms and conditions hereof.

10.3. No permitted assignment, sublicense or pledge by Trump Holdings or Trump of any of its rights under this Agreement shall relieve or release Trump Holdings or Trump from any of its obligations hereunder arising or accruing before or after such assignment or sublicense.

11. Miscellaneous.

11.1. Amendments; Extension; Waiver. Subject to compliance with applicable law, this Agreement may not be amended, altered or modified except by written instrument executed by Trump and Trump Holdings. Failure of a party to enforce any one or more of the provisions of this Agreement, or to exercise any option or other right hereunder, or to require, at any time, performance of any of the obligations hereof, shall not be construed to be a waiver of such provisions by such party, shall not affect, in any way, the validity of this Agreement or such party’s right thereafter to enforce each and every provision of this Agreement, and shall not preclude such party from taking any other action, at any time, which it is legally entitled to take.

11.2. Entire Agreement. This Agreement (including the Schedules and Attachments referred to herein) constitutes the entire agreement of the parties hereto, except as provided herein, and supersedes the Prior Agreement and all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

11.3. Relationship of the Parties. This Agreement shall not be construed to constitute a joint venture between Trump and Trump Holdings, and does not constitute Trump Holdings as the agent or legal representative of Trump. Neither Trump Holdings nor Trump shall have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other, or to bind the other in any manner.

11.4. Rights Upon Default. In the event that Trump Holdings or Trump shall default in its performance of any of the terms and provisions hereof, or shall breach or violate any of its respective covenants contained in this Agreement, the other party shall be entitled to exercise any right or remedy available to it either at law or in equity, subject to any express limitations contained herein. Such rights and remedies shall include, but shall not be limited to, termination of this Agreement (only pursuant to Sections 4.2, 5.1 and 8.1), damages and/or injunctive relief provided, however, that neither party shall be liable to the other party for any consequential damages resulting from a breach hereof. The exercise of any right or remedy available to Trump or Trump Holdings shall not preclude the concurrent or subsequent exercise by such party of any other right or remedy, and all rights and remedies shall be cumulative.

11.5. Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

11.6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.7. Other Rights. Nothing herein shall affect the rights and remedies provided under the Investment Agreement.

11.8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with confirmation), (c) mailed by certified or registered mail (return receipt requested) or (d) delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice)

If to Trump Holdings:	c/o Trump Entertainment Resorts, Inc.
1000 Boardwalk at Virginia
Atlantic City, New Jersey 08401
Telecopy: (212) 688-0397
Attention: Chief Executive Officer

If to Trump:	c/o The Trump Organization
725 Fifth Avenue
New York, New York 10022
Telecopy: (212) 755-3230
Attention: Donald J. Trump
Allen Weisselberg
Michelle L. Lokey, Esq.

11.9. Binding Effect; Persons Benefiting. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of the parties and such persons. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

11.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

11.11. Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO APPLICABLE CONFLICT OF LAW, EXCEPT THAT ANY QUESTIONS GOVERNED BY THE TRADEMARK STATUTES OF THE UNITED STATES OF AMERICA SHALL BE GOVERNED BY AND DETERMINED PURSUANT TO AND/OR UNDER SUCH STATUTES.

11.12. Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York and federal court located in New York, in respect of any matter arising under this Agreement.

Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 11.7 hereof.

11.13. Injunctive Relief. Trump Holdings acknowledges that Trump would be irreparably harmed and there would be no adequate remedy at law for Trump Holdings’ violation of any covenants or agreements contained in this Agreement. Trump Holdings accordingly agrees that, in addition to any other remedies available to Trump upon Trump Holdings’ breach of such covenants and agreements under this Agreement, Trump shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any such covenants or agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Trademark License Agreement to be executed as of the date first above written.

/s/ DONALD J. TRUMP
Name:	Donald J. Trump

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

By:	Trump Entertainment Resorts, Inc. its general partner

By:	/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

Trump Entertainment Resorts, Inc., Trump Taj Majal Associates, LLC, Trump Plaza Associates, LLC, Trump Marina Associates, LLC, and Trump Indiana, Inc. are signatories hereof pursuant to the terms and conditions of Section 10.2.1 of this Agreement and Trump Holdings is hereby sublicensing to each of the aforementioned Subsidiaries its rights relating to those Licensed Marks used by such Subsidiary in its operations. Each such Subsidiary agrees to be bound by all of the terms and conditions of this Agreement as set forth in Section 10.2.1 hereof.

TRUMP ENTERTAINMENT RESORTS, INC. [FOR PURPOSES OF SECTIONS 5.3, 5.4, 9, 10.2.1 AND 11]

By:	/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

TRUMP TAJ MAHAL ASSOCIATES, LLC [FOR PURPOSES OF SECTIONS 5.3, 5.4, 9, 10.2.1 AND 11]

By:	Trump Entertainment Resorts Holdings, L.P. its sole member

By:	Trump Entertainment Resorts, Inc. its general partner

By:	/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

TRUMP PLAZA ASSOCIATES, LLC [FOR PURPOSES OF SECTIONS 5.3, 5.4, 9, 10.2.1 AND 11]

By:	Trump Entertainment Resorts Holdings, L.P. its sole member

By:	Trump Entertainment Resorts, Inc. its general partner

By:	/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

TRUMP MARINA ASSOCIATES, LLC [FOR PURPOSES OF SECTIONS 5.3, 5.4, 9, 10.2.1 AND 11]

By:	Trump Entertainment Resorts Holdings, L.P. its sole member

By:	Trump Entertainment Resorts, Inc. its general partner

By:	/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

TRUMP INDIANA, INC. [FOR PURPOSES OF SECTIONS 5.3, 5.4, 9, 10.2.1 AND 11]

By:	/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

Schedule A

LICENSED MARKS

U.S. Registrations

Mark	Reg. Date	Reg. No.	Goods/Services
TRUMP PLAZA	10/30/90	1,620,477	Casino services; hotel, bar and restaurant services
TRUMP TAJ MAHAL CASINO-RESORT	3/8/94	1,825,666	See Attachment A hereto
TRUMP TAJ MAHAL CASINO RESORT	3/2/93	1,755,971	Casino services; hotel services
TRUMP TAJ MAHAL CASINO RESORT AND DESIGN	1/26/93	1,749,119	Casino services; hotel services
TRUMP CASTLE	10/3/89	1,559,355	Hotel services
TRUMP CASTLE	9/19/89	1,557,303	Entertainment services, namely providing casino services
TRUMP CARD	12/19/00	2,414,739	Customer recognition program in the nature of an incentive card for use in hotel, casino and resort facilities
TRUMP MARINA and Design	4/3/01	2,441,215	Casino services; hotel services
TRUMP CASINO and Design	11/4/97	2,110,542	Casino services
TRUMP WORLD’S FAIR	6/30/98	2,168,809	Casino services
TRUMP 29	10/5/04	2,890,910	Casino services
TRUMP MARINA HOTEL CASINO and Design	10/12/04	2,892,467	Casino services; hotel services

Foreign Registrations

Mark	Reg. Date	Reg. No.	Goods/Services
TRUMP (UK)	7/26/02	2293320	See Attachment B hereto

Attachment A

Goods/Services for Registration No. 1,825,666: (Int. Cl. 8) Spoons; (Int. Cl. 9) Sunglasses, Signal Bells, and Magnets; (Int. Cl. 14) Jewelry; (Int. Cl. 16) Adhesive Backed. Note Paper Pads, Playing Cards, Posters, Pencils, Ball Point Pens, and Stationery; (Int. Cl. 18) Umbrellas, Luggage, Hip Packs, Tote Bags and Carry-on Bags; (Int. Cl. 20) Non-Metallic Money Clips, Plastic Key Chains, and Ornamental Novelty Pins; (Int. Cl. 21) Mugs, Beer Steins, and Glasses for Drinking Liquor; (Int. Cl. 24) Towels; (Int. Cl. 25) Clothing; namely, T-Shirts, Jackets, Sweatshirts, Sweatpants, Sweaters, Hats, Visors, Socks, Boxer Shorts, Robes, Shorts, Golf Shirts, Night Shirts, and Beach Cover-ups; (Int. C1. 28) Plush Toys, Board, Card and Parlor Games, Dice, and Gaming Equipment; namely, Gaming Wheels; (Int. Cl. 34) Ash Trays and Cigarette Lighters.

Attachment B

Goods/Services for UK Registration No. 2293320: (Int. Cl. 41) Gambling and casino services and the provision of casino facilities; other entertainment services including the organization and presentation of theatrical, musical, cultural and recreational events; (Int. Cl. 43) hotels and accommodation services; hotel and accommodation reservations; restaurants, coffee shops, bistros and bars; catering, function and conference services and the provision of function and conference facilities.

Schedule B

AIRPORT PRODUCTS

Apparel

Tee shirts	Bathing Suits
Sweatshirts	Sweat Pants
Sweat Suits	Shorts
Jackets (Seasonal)	Hats
Wind Shirts	Night Shirts
Robes	Socks
Sun Dresses	Denim Shirts
Cover ups
2 piece women’s/children’s casual and active wear sets (not golf apparel)

Sundries

Shampoo

Conditioner

Bath Gel

Hand and body lotion of the type sold at health clubs/spas and sundry stores

Cigarette/Cigar lighters

Cigars

Giftware

Glassware	Golf Balls	Bottled Water
Shot/Wine Glasses	Beach Towels	Shopping Bag
Rock Glasses	Sunglasses	Jewelry
Coffee	Lanyards	Watches
Beer Stein	Slippers	Desk Accessories
Plates	Blankets	Paper Weights
Travel Mugs	Candy / Snacks	Picture Frames
Clocks	Luggage Tags	Umbrellas
Ornaments (seasonal)	Water Bottles	Casino Games
Magnets	Sports Bottles	Video Games
Spoons	Leather Accessories	Pictures
Plush Stuffed Animals	Huggies (Beverage cooler)	Snow Globes
Tote Bags	Pens	Chachkes
Luggage	Post Cards
Key Chains	Stationery